Exhibit 10.6

Execution Version

AMENDED AND RESTATED GUARANTY

THIS AMENDED AND RESTATED GUARANTY, dated as of May 4, 2018 (as amended, restated, supplemented, or otherwise modified from time to time, this “Guaranty”), is made by and between TPG RE FINANCE TRUST HOLDCO, LLC, a Delaware limited liability company (“Guarantor”), and MORGAN STANLEY BANK, N.A., a national banking association, as buyer (“Buyer”).

RECITALS

A.Pursuant to that certain Master Repurchase and Securities Contract Agreement, dated as of May 4, 2016 (as amended by that certain First Amendment to Master Repurchase and Securities Contract Agreement, dated as of February 10, 2017, as amended by that certain Second Amendment to Master Repurchase and Securities Contract Agreement, dated as of July 21, 2017, as amended by that certain Third Amendment to Master Repurchase and Securities Contract Agreement, dated as of December 27, 2017, as amended by that certain Fourth Amendment to Master Repurchase and Securities Contract Agreement, dated as of February 14, 2018, as amended by that certain Fifth Amendment to Master Repurchase and Securities Contract Agreement, dated as of the date hereof, and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), between Buyer and TPG RE Finance 12, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Seller”), Seller agreed to sell to Buyer, certain Purchased Assets, as defined in the Repurchase Agreement, upon the terms and subject to the conditions as set forth therein.

B.Pursuant to the terms of that certain Custodial Agreement, dated as of May 4, 2016 (as amended, supplemented or otherwise modified from time to time, the “Custodial Agreement”), by and among Buyer, Seller and U.S. Bank National Association (“Custodian”), Custodian is required to take possession of the Purchased Assets, along with certain other documents specified in the Custodial Agreement, as Custodian of Buyer and any future purchaser, on several delivery dates, in accordance with the terms and conditions of the Custodial Agreement.  Pursuant to the terms of that certain Pledge and Security Agreement, dated as of May 4, 2016 (as amended, supplemented or otherwise modified from time to time, the “Pledge Agreement”), made by TPG RE Finance Pledgor 12, LLC, a Delaware limited liability company (“Pledgor”) in favor of Buyer, Pledgor has pledged to Buyer all of the Pledged Collateral (as defined in the Pledge Agreement).  The Repurchase Agreement, the Custodial Agreement, the Depository Agreement, the Servicing Agreement, the Fee Letter, the Pledge Agreement and this Guaranty shall be referred to herein as the “Transaction Documents”.

C.Guarantor indirectly owns one hundred percent (100%) of the legal and beneficial limited liability company interest in, and controls, Seller and Pledgor, and Guarantor will derive benefits, directly and indirectly, from the execution, delivery and performance by Seller of the Transaction Documents and the transactions contemplated by the Repurchase Agreement.

D.In connection with entering into the Repurchase Agreement, Guarantor executed and delivered that certain Guaranty, dated as of May 4, 2016 (the “Existing Guaranty”) in favor of Buyer.

E.	Guarantor and Buyer desire to amend and restate the Existing Guaranty to, among other things, amend the financial covenants set forth in Section 9 of the Existing Guaranty.

NOW, THEREFORE, in consideration of the foregoing premises, Guarantor and Buyer hereby agree that the Existing Guaranty is amended and restated in its entirety as follows:

1.Defined Terms.  Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings given them in the Repurchase Agreement.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means, as of any date of determination:

(i)

insured certificates of deposit (with a maturity of three hundred and sixty (360) days or less) issued by, or savings accounts with, any commercial bank that (a) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (b) issues (or the parent of which issues) commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, and (c) has combined capital and surplus of at least $250,000,000;

(ii)

marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(iii)

marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(iv)	commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;
(v)	time deposits, demand deposits, Eurodollar time deposits, time deposit accounts, term deposit accounts or bankers’ acceptances maturing within one year from the date of acquisition thereof or overnight bank deposits, in each case, issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500.00 million;

(vi)	investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above; and
(vii)

fifty percent (50%) of the par value of the pass-through certificates representing beneficial ownership interests in one or more first lien mortgage loans secured by commercial and/or multifamily properties rated AAA or the equivalent by each nationally recognized statistical rating organization that provides a rating to such certificates.

“Customary Recourse Exceptions” shall mean, with respect to any Non-Recourse Indebtedness, exclusions from the exculpation provisions with respect to such Non-Recourse Indebtedness such as fraud, misapplication of cash, voluntary bankruptcy, environmental claims, breach of representations and warranties, failure to pay taxes and insurance, as applicable, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of commercial real estate.

“EBITDA” shall mean, for any period, an amount equal to Net Income for such period, plus the sum of (a) the amount of depreciation and amortization expense deducted in determining Net Income for such period, (b) the amount of Interest Expense deducted in determining Net Income for such period, (c) income tax expense deducted in determining Net Income for such period, and (d) the amount of any extraordinary or non-recurring items reducing Net Income for such period, all as determined in accordance with GAAP.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee of a Person shall be deemed to be an amount equal to the maximum reasonably anticipated liability in respect thereof as determined by such Person in accordance with GAAP.  The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, the following to the extent they are included as indebtedness or liabilities in accordance with GAAP:

(i)obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person);

(ii)obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered;

(iii)Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person;

(iv)obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

(v)Capital Lease Obligations of such Person;

(vi)obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements;

(vii)Indebtedness of others Guaranteed by such Person;

(viii)all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person;

(ix)Indebtedness of general partnerships of which such Person is a general partner; and

(x)all net liabilities or obligations under any interest rate swap, interest rate cap, interest rate floor, interest rate collar or other hedging instrument or agreement.

“Interest Expense” shall mean, for any period, the amount of total interest expense incurred by Guarantor and its consolidated Subsidiaries during such period.

“Liquidity” shall mean, for any Person, Unrestricted Cash and Unrestricted Cash Equivalents.

“Net Income” shall mean, for any period, with respect to Guarantor and its consolidated Subsidiaries, the consolidated net income (or loss) for such period as reported in Guarantor’s financial statements prepared in accordance with GAAP.

“Non-Recourse Indebtedness” shall mean, Indebtedness that is not Recourse Indebtedness.

“Person” shall mean, any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Recourse Indebtedness” shall mean, with respect to any Person, for any period, without duplication, the aggregate Indebtedness in respect of which such Person is subject to recourse for payment, whether as a borrower, guarantor or otherwise; provided, that Indebtedness arising pursuant to Customary Recourse Exceptions shall not constitute Recourse Indebtedness until such time (if any) as demand has been made for the payment or performance of such Indebtedness or the conditions to triggering such recourse under the related agreement have occurred.

“Tangible Net Worth” shall mean, with respect to any Person, as of any date of determination, on a consolidated basis, (a) the total tangible assets of such Person, less (b) the total liabilities of such Person, in each case, on or as of such date and as determined in accordance with GAAP.

“Total Equity” shall mean, with respect to any Person, as of any date of determination, the sum of all shareholder equity of such Person and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Total Indebtedness” shall mean, with respect to any Person, as of any date of determination (without duplication), the then aggregate outstanding amount of all Indebtedness of such Person on a consolidated basis, as determined in accordance with GAAP.

“Unrestricted Cash and Unrestricted Cash Equivalents” shall mean, on any date, with respect to any Person and its Subsidiaries on a consolidated basis, (i) cash and Cash Equivalents (other than prepaid rents and security deposits made under tenant leases) held by such Person or any of its Subsidiaries that are not subject to any Lien (excluding statutory liens in favor of any depository bank where such cash is maintained), minus (ii) amounts included in the foregoing clause (i) that are with an entity other than such Person or any of its Subsidiaries as deposits or security for contractual obligations.

2.Guaranty.  (a) Subject to Sections 2(b), 2(c) and 2(d) below, Guarantor hereby unconditionally and irrevocably guarantees to Buyer the prompt and complete payment and performance when due, whether at stated maturity, by acceleration of the Repurchase Date or otherwise, of all of the following:  (i) all payment obligations owing by Seller to Buyer under or in connection with the Repurchase Agreement or any of the other Transaction Documents or other agreements relating thereto, (ii) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing, and (iii) any other obligations of Seller and Pledgor with respect to Buyer under each of the Transaction Documents (collectively, the “Obligations”) subject to applicable notice and cure periods set forth in the Transaction Documents.

(b)Notwithstanding anything herein to the contrary, but subject to Sections 2(c) and 2(d) below, which shall control, the maximum liability of Guarantor hereunder and under the Transaction Documents shall in no event exceed twenty-five percent (25%) of the Obligations.

(c)Notwithstanding the foregoing, or any other provision herein to the contrary, the limitation on recourse liability as set forth in Section 2(b) above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Obligations shall be full recourse to Seller and Guarantor, jointly and severally, upon the occurrence of any of the following:

(i)a voluntary bankruptcy, insolvency, liquidation, wind up, or scheme of arrangement proceeding is commenced by Seller, Pledgor or Guarantor under any Insolvency Law in the United States, Cayman Islands or any other jurisdiction;

(ii)an involuntary bankruptcy, insolvency, liquidation, wind up, or scheme of arrangement proceeding is commenced against Seller, Pledgor or Guarantor under any Insolvency Law in the United States, Cayman Islands or any other jurisdiction, in connection with which Seller, Pledgor, Guarantor, or any of their respective Affiliates has or have colluded in any way with the creditors commencing or filing such proceedings; and

(iii)any breach of the separateness covenants set forth in Article 13 of the Repurchase Agreement that results in the legal or equitable consolidation of any of the assets and/or liabilities of Seller or Pledgor with any other Person (including, without limitation, in connection with any proceeding under any Insolvency Law).

(d)In addition to the foregoing, and notwithstanding the limitations on recourse liability set forth in Section 2(b) above, Guarantor shall be liable to Buyer for any costs, claims, expenses or other liabilities actually incurred by Buyer which are in any way attributable to:

(i)fraud, intentional misrepresentation, willful misconduct or gross negligence by Seller or Guarantor, or any Affiliate of Seller or Guarantor in connection with the execution and delivery of this Guaranty, the Repurchase Agreement or any of the other Transaction Documents, or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement;

(ii)Seller’s failure to obtain Buyer’s prior written consent to any subordinate financing or voluntary liens in each case that encumber any or all of the Purchased Assets that are not permitted under the Transaction Documents; and

(iii)any material breach by Seller, Guarantor or any of their respective Affiliates, of any representations and warranties relating to Environmental Laws, or any indemnity for costs incurred by Buyer in connection with the violation of any Environmental Law, the correction of any environmental condition, or the removal of any Materials of Environmental Concern, in each case in any way affecting any of the Purchased Assets; provided that the guarantee set forth in this Section 2(d)(iii) shall terminate upon foreclosure and transfer or assumption of the Purchased Asset following an Event of Default pursuant to a public or private sale or strict foreclosure, or other similar enforcement proceeding but solely to the extent that the occurrence giving rise to Buyer’s liability under this Section 2(d)(iii) (A) first arose after such Purchased Asset was transferred or assumed and (B) is unrelated to any act or omission of Seller, Pledgor or Guarantor or any of their respective Affiliates; provided, further, that to the extent that the foregoing guarantee has not terminated pursuant to the immediately preceding proviso, Buyer hereby acknowledges and agrees that Buyer shall have exhausted Buyer’s remedies pursuant to the Purchased Asset and the Purchased Asset Documents, including, without limitation, any such remedies contained in any environmental indemnity agreements of the underlying obligors therefor, prior to Guarantor incurring any liability under this Section 2(d)(iii).

(e)Nothing herein shall be deemed a waiver of any right which Buyer may have under Sections 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the outstanding obligations under the Repurchase Agreement or to require that all Purchased Assets shall continue to secure all of the outstanding obligations owing to Buyer in accordance with the Repurchase Agreement or any other Transaction Documents.

(f)Guarantor further agrees to pay any and all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by Buyer in enforcing any rights with respect to, or collecting, any or all of the Obligations and/or enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting against, Guarantor under this Guaranty to the extent such reimbursement is required under the Transaction Documents and not made by Seller.  This Guaranty shall remain in full force and effect until the date upon which the Obligations are paid in full.

(g)No payment or payments made by Seller, Pledgor or any other Person or received or collected by Buyer from Seller, Pledgor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable for the amount of the Obligations under this Agreement until the Obligations are paid in full, but subject to the limitations on Guarantor’s liability under Section 2(b) above.

(h)Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of any liability hereunder, Guarantor will notify Buyer in writing that such payment is made under this Guaranty for such purpose.

3.

Subrogation.  Upon making any payment hereunder, Guarantor shall be subrogated to the rights of Buyer against Seller and Pledgor and any collateral for any Obligations with respect to such payment; provided, that Guarantor shall not seek to enforce any right or receive any payment by way of subrogation until all amounts due and payable by Seller or Pledgor to Buyer under the Transaction Documents or any related documents have been paid in full; provided, further, that such subrogation rights shall be subordinate in all respects to all amounts owing to Buyer under the Transaction Documents.

4.

Amendments, etc. with Respect to the Obligations.  Subject to Section 6 hereof, until the Obligations shall have been paid in full, Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor, and without notice to or further assent by Guarantor, any demand for payment of any of the Obligations made by Buyer may be rescinded by Buyer and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer and any Transaction Document and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.  Buyer shall have no obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Obligations or for this Guaranty or any property subject thereto.  When making any demand hereunder against Guarantor, Buyer may, but shall be under no obligation to, make a similar demand on Seller or any other Person, and any failure by Buyer to make any such demand or to collect any payments from Seller or any such other Person or any release of Seller or such other Person shall not relieve Guarantor of its Obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

5.

Guaranty Absolute and Unconditional.  (a) Guarantor hereby agrees that its obligations under this Guaranty constitute a guarantee of payment when due and not of collection.  Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Buyer upon this Guaranty or acceptance of this Guaranty; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty; and all dealings between Seller and Guarantor, on the one hand, and Buyer, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty.  Guarantor waives promptness, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Seller or the Guaranty with respect to the Obligations.  This Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of any Transaction Document, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Seller against Buyer, (iii) any requirement that Buyer exhaust any right to take any action against Seller or any other Person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guaranty or (iv) any other circumstance whatsoever (with or without notice to or knowledge of Seller and Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Seller for the Obligations or of Guarantor under this Guaranty, in bankruptcy or in any other instance.  Except as otherwise set forth herein, when pursuing its rights and remedies hereunder against Guarantor, Buyer may, but shall be under no obligation, to pursue such rights and remedies that Buyer may have against Seller or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against Guarantor.  This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and its successors and assigns thereof, and shall inure to the benefit of Buyer and its permitted successors, endorsees, transferees and assigns, until all the Obligations and the obligations of Guarantor under this Guaranty shall have been satisfied by payment in full.

(b)	Without limiting the generality of the foregoing, Guarantor hereby agrees, acknowledges, and represents and warrants to Buyer as follows:

(i)Guarantor hereby waives any defense arising by reason of, and any and all right to assert against Buyer any claim or defense based upon, an election of remedies by Buyer which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Guarantor’s subrogation rights, rights to proceed against Seller or any other guarantor for reimbursement or contribution, and/or any other rights of Guarantor to proceed against Seller, any other guarantor or any other person or security.

(ii)Guarantor is presently informed of the financial condition of Seller and of all other circumstances which diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed about the financial condition of Seller, the status of other guarantor, if any, of all other circumstances which bear upon the risk of nonpayment and that it will continue to rely upon sources other than Buyer for such information and will not rely upon Buyer for any such information.  Absent a written request for such information by Guarantor to Buyer, Guarantor hereby waives the right, if any, to require Buyer to disclose to Guarantor any information which Buyer may now or hereafter acquire concerning such condition or circumstances including, but not limited to, the release of or revocation by any other guarantor.

(iii)Guarantor has independently reviewed the Transaction Documents and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guaranty to Buyer, Guarantor is not in any manner relying upon the validity, and/or enforceability, and/or attachment, and/or perfection of any liens or security interests of any kind or nature granted by Seller or any other guarantor to Buyer, now or at any time and from time to time in the future.

6.

Reinstatement.  This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for Seller or any substantial part of the property of Seller, or otherwise, all as though such payments had not been made.

7.	Payments. Guarantor hereby agrees that the Obligations will be paid to Buyer, without set-off or counterclaim in United States Dollars at the address specified in writing by Buyer.
8.	Representations and Warranties. Guarantor represents and warrants that:
(a)

It is duly organized, validly existing and in good standing under the laws and regulations of its jurisdiction of incorporation or organization, as the case may be.  It is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of its business, except to the extent that the failure to be licensed or qualified could not reasonably be expected to have a Material Adverse Effect.  It has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Guaranty and the other Transaction Documents;

(b)

This Guaranty has been duly executed by it, for good and valuable consideration.  This Guaranty constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law);

(c)	Guarantor does not believe, nor does it have any reason or cause to believe, that it cannot perform in all respects all covenants and obligations contained in this Guaranty applicable to it;
(d)

The execution, delivery and performance of this Guaranty will not violate (i) its organizational documents, (ii) any contractual obligation to which it is now a party or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of its assets, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to it, or (iv) any applicable Requirement of Law;

(e)

There is no action, suit, proceeding, litigation, investigation, arbitration or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Guarantor, threatened by or against Guarantor or against its assets (i) that is reasonably likely to have an adverse effect on the validity of any of the Transaction Documents or any action taken or to be taken in connection with the obligations of Guarantor under any of the Transaction Documents or (ii) that is reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect.  Guarantor is in compliance in all material respects with all Requirements of Law.  Guarantor is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule, or regulation of any arbitrator or Governmental Authority;

(f)

Except as disclosed by Guarantor to Buyer in writing prior to the date hereof, Guarantor has timely filed (taking into account all applicable extensions) all required federal income tax returns and all other material tax returns, domestic and foreign, which, to Guarantor’s Knowledge, are required to be filed by it and has paid all taxes, assessments, fees, and other governmental charges payable by it, or with respect to any of its properties or assets, based on such returns or otherwise whose nonpayment would have a Material Adverse Effect and that have become due and payable except to the extent such amounts are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, and, to Guarantor’s Knowledge, there is no claim relating to any such taxes now pending that was made in writing by any Governmental Authority and that is not being contested in good faith as provided above or that has resulted in any tax lien filed against any of Guarantor’s assets;

(g)

No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority or any other Person is required to authorize, or is required in connection with, (i) the execution and performance of this Guaranty, (ii) the legality, validity, binding effect or enforceability of this Guaranty against it or (iii) the consummation of the transactions contemplated by this Guaranty, except filing obligations with the Securities and Exchange Commission arising in the ordinary course of Guarantor’s business as a public company, including, without limitation, 8K, 10Q and 10K filings, which have been obtained and are in full force and effect; and

(h)

There are no judgments against Guarantor unsatisfied of record or docketed in any court located in the United States of America that could reasonably be expected to have a Material Adverse Effect and no Act of Insolvency has occurred with respect to it.

Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by Guarantor on the date of each Transaction under the Repurchase Agreement, on and as of such date of the Transaction, as though made hereunder on and as of such date.

9.	Financial Covenants.

(a)Guarantor hereby agrees that, until the Repurchase Obligations have been paid in full, Guarantor shall not, with respect to itself and its Subsidiaries on a consolidated basis, directly or indirectly:

(i)permit its Liquidity at any time to be less than the greater of (i) Ten Million and No/100 Dollars ($10,000,000.00) and (ii) 5% of Guarantor’s Recourse Indebtedness;

(ii)permit its Tangible Net Worth at any time to be less than the sum of (x) $884,338,269.00, plus (y) seventy-five percent (75%) of the proceeds of all equity issuances (net of underwriting discounts and commissions, and other out-of-pocket expenses related to such equity issuances) made by Guarantor or Sponsor, without duplication, after the date hereof;

(iii)permit the ratio of (A) Total Indebtedness to (B) Total Equity at any time to exceed 3.5 to 1.0; and

(iv)permit, as of any date of determination, the ratio of (A) EBITDA for the period of twelve (12) consecutive months ended on such date (if such date is the last day of a fiscal quarter) or the last day of the fiscal quarter most recently ended prior to such date (if such date is not the last day of a fiscal quarter) to (B) Interest Expense for such period to be less than 1.5 to 1.0.

(b)Guarantor’s compliance with the covenants set forth in this Section 9 must be evidenced by the financial statements and by a Financial Covenant Compliance Certificate in the form of Exhibit VI to the Repurchase Agreement furnished together therewith, as provided by Seller to Buyer pursuant to Sections 3(f)(iii) and 12(g)(iii) of the Repurchase Agreement; compliance with all such covenants are subject to continuing verification of Buyer; and Guarantor shall provide information that is reasonably requested by Buyer with respect to any lawsuits and/or other matters disclosed in any financial statements of Guarantor delivered to

Buyer or disclosed in any Form 8-K filed by Guarantor with the Securities and Exchange Commission which would reasonably be expected to have a material  adverse effect  on Guarantor’s ability to comply with the covenants set forth in this Section 9; provided, that, for the avoidance of doubt, such continued verification shall not obligate Guarantor or Seller to provide additional financial statements or Financial Covenant Compliance Certificates other than those expressly required under Sections 3(f) and 12(g)  of the Repurchase Agreement.

(c)Notwithstanding anything to the contrary contained herein or elsewhere, in the event that Guarantor, Seller or any Subsidiary of Guarantor has entered into or shall enter into or amend any other commercial real estate loan repurchase agreement, warehouse facility or credit facility with any other lender or repurchase buyer (each as in effect after giving effect to all amendments thereof, a “Third Party Agreement”) and such Third Party Agreement contains any financial covenant as to Guarantor for which there is no corresponding covenant in Section 9(a) at the time such financial covenant becomes effective (each an “Additional Financial Covenant”), or contains a financial covenant that corresponds to a covenant in Section 9(a) and such financial covenant is more restrictive as to Guarantor than the corresponding covenant in Section 9(a) as in effect at the time such financial covenant becomes effective (each, a “More Restrictive Financial Covenant” and together with each Additional Financial Covenant, each an “MFN Covenant”), then (A) Guarantor shall promptly notify Buyer of the effectiveness of such MFN Covenant and (B) in the sole discretion of Buyer Section 9(a) will automatically be deemed to be modified to reflect such MFN Covenant (whether through amendment of an existing covenant contained in Section 9(a) (including, if applicable, related definitions) or the inclusion of an additional financial covenant (including, if applicable, related definitions), as applicable).  Promptly upon request by Buyer, Guarantor shall execute and take any and all acts, amendments, supplements, modifications and assurances and other instruments as Buyer may reasonably require from time to time in order to document any such modification and otherwise carry out the intent and purposes of this paragraph.

10.	Further Covenants of Guarantor:
(a)

Taxes. Guarantor has timely filed (taking into account all applicable extensions) all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all taxes, assessments, fees, and other governmental charges payable by it, or with respect to any of its properties or assets, that have become due and payable except to the extent such amounts are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP. No tax liens have been filed against Guarantor or any of Guarantor’s assets (other than liens for taxes not yet due or the amount or validity of which are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP), and, to the Knowledge of Guarantor, as of the date hereof, no claims are being asserted with respect to any such taxes, fees or other charges.

(b)	Anti-Money Laundering, Anti-Corruption and Economic Sanctions.
(i)	Guarantor is in compliance, in all material respects, with (A) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United

States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, (B) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), and (C) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery laws and regulations.  No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(ii)

Guarantor agrees that, from time to time upon the prior written request of Buyer, it shall execute and deliver such further documents, provide such additional information and reports and perform such other acts as Buyer may reasonably request in order to insure compliance with the provisions hereof (including, without limitation, compliance with the USA Patriot Act of 2001 and to fully effectuate the purposes of this Agreement); provided, however, that nothing in this Section 10(b)(ii) shall be construed as requiring Buyer to conduct any inquiry or decreasing Guarantor’s responsibility for its statements, representations, warranties or covenants hereunder.  In order to enable Buyer and its Affiliates to comply with any anti-money laundering program and related responsibilities including, but not limited to, any obligations under the USA Patriot Act of 2001 and regulations thereunder, Guarantor on behalf of itself and its Affiliates makes the following representations and covenants to Buyer and its Affiliates, that neither Guarantor, nor, any of its Affiliates, is a Prohibited Person and  Guarantor is not acting on behalf of or on behalf of any Prohibited Person.  Guarantor agrees to promptly notify Buyer or a person appointed by Buyer to administer their anti-money laundering program, if applicable, of any change in information affecting this representation and covenant.

(c)

Office of Foreign Assets Control.  Guarantor warrants, represents and covenants that neither Seller, any of its Affiliates or the Assets are or will be an entity or Person that is or is owned or controlled by a Person that is the subject of any Sanctions.  Guarantor covenants and agrees that, with respect to the Transactions under this Agreement, none of Guarantor or, to Guarantor’s Knowledge, any of its Affiliates will conduct any business, nor engage in any transaction, Assets or dealings, with any Person who is the subject of Sanctions.  Guarantor further covenants and agrees that it will not, directly or indirectly, use the proceeds of the facility, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions.

(d)	Intentionally Omitted
(e)

Limitation on Distributions.  After the occurrence and during the continuation of any monetary or material non-monetary Default or any Event of Default, Guarantor shall not declare or make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Guarantor.  Notwithstanding the foregoing, Guarantor shall be permitted to make distributions, provided that (i) such distributions are limited to the minimum amount necessary to maintain REIT status as required under the Internal Revenue Code, (ii) such distributions are actually used to maintain REIT status under the Internal Revenue Code and (iii) Guarantor is in compliance with the covenants set forth in Section 9(a) hereof after giving effect to such distributions.

11.

Right of Set-Off.  Guarantor hereby irrevocably authorizes Buyer and its Affiliates,  upon the occurrence and during the continuance of an Event of Default, without notice to Guarantor, any such notice being expressly waived by Guarantor to the extent permitted by applicable law, upon any Obligations becoming due and payable by Guarantor (whether at stated maturity, by acceleration or otherwise), to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer to or for the credit or the account of Guarantor, or any part thereof in such amounts as Buyer may elect, against and on account of the obligations and liabilities of Guarantor to Buyer hereunder and claims of every nature and description of Buyer against Guarantor, in any currency, arising under any Transaction Document, as Buyer may elect, whether or not Buyer has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Buyer shall notify Guarantor promptly of any such set-off and the application made by Buyer, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Buyer under this Section 11 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Buyer may have.

12.

Severability.  Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.

Section Headings.  The section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

14.

No Waiver; Cumulative Remedies.  Buyer shall not by any act (except by a written instrument pursuant to Section 15 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or event of default or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of Buyer, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by Buyer of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Buyer would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

15.

Waivers and Amendments; Successors and Assigns; Governing Law.  None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Buyer.  This Guaranty shall be binding upon the successors and assigns of Guarantor and shall inure to the benefit of Buyer, and their respective successors and permitted assigns.  THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTIONS 5‑1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

16.

Notices.  Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or (d) by telecopier (with answerback acknowledged) or e-mail provided that such telecopied or e-mailed notice must also be delivered by one of the means set forth above, to the address specified below or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 16.  A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery, (x) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (y) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (z) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section 16.  A party receiving a notice that does not comply with the technical requirements for notice under this Section 16 may elect to waive any deficiencies and treat the notice as having been properly given.

Buyer:	Morgan Stanley Bank, N.A. 1585 Broadway, 25th Floor New York, New York 10036 Attention: Anthony Preisano Telephone: (212) 761-5688 Fax: (718) 233-3307 Email: Anthony.Preisano@morganstanley.com

With copies to: And to:

Morgan Stanley Bank, N.A.
One Utah Center, 201 South Main Street
Salt Lake City, Utah  84111

Paul Hastings LLP
200 Park Avenue
New York, New York 10166
Attention:    Lisa A. Chaney, Esq.
Telephone:    (212) 318-6773
Fax:    (212) 230-7793
Email: lisachaney@paulhastings.com

Guarantor:

TPG RE Finance Trust Holdco, LLC

c/o TPG RE Finance Trust Management, L.P.
888 Seventh Avenue, 27th Floor

New York, NY 10106

Attention:    Ian McColough
Telephone:    (212) 430-4131

Email:    imccolough@tpg.com

and:

TPG RE Finance Trust Holdco, LLC

c/o TPG RE Finance Trust Management, L.P.
888 Seventh Avenue, 27th Floor

New York, NY 10106

Attention:    Jason Ruckman
Telephone:    (212) 430-4125

Email:    jruckman@tpg.com

With copies to:	Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036-8704 Attention: David C. Djaha, Esq. Telephone: (212) 841-0489 Email: David.Djaha@ropesgray.com

17.	SUBMISSION TO JURISDICTION; WAIVERS. EACH OF GUARANTOR AND BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A)SUBMITS TO THE NON- EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Guaranty or relating in any way to this Guaranty, the Repurchase Agreement or any Transaction under the Repurchase Agreement;

(B)CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile;

(C)AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 16 HEREOF OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED; AND

(D)AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

18.

Integration.  This Guaranty represents the agreement of Guarantor with respect to the subject matter hereof and there are no promises or representations by Buyer relative to the subject matter hereof not reflected herein.

19.

Counterparts.  This Guaranty may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery by telecopier or other electronic transmission (including a .pdf e-mail transmission) of an executed counterpart of a signature page to this Guaranty shall be effective as delivery of an original executed counterpart of this Guaranty.

20.	Acknowledgments. Guarantor hereby acknowledges that:
(a)	Guarantor has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the related documents;
(b)	Buyer does not have any fiduciary relationship to Guarantor, and the relationship between Buyer, on the one hand, and Guarantor, on the other, is solely that of creditor and surety; and
(c)	no joint venture exists between or among any of Buyer, Guarantor and/or Seller.
21.

Intent.  Guarantor intends for this Guaranty to be a credit enhancement related to a repurchase agreement, within the meaning of Section 101(47) of the Bankruptcy Code and, therefore, for this Guaranty to be itself a repurchase agreement, within the meaning of Section 101(47) and Section 559 of the Bankruptcy Code.

22.

WAIVERS OF JURY TRIAL.  EACH OF GUARANTOR AND BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY RELATED DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have caused this Guaranty to be duly executed and delivered as of the date first above written.

GUARANTOR:

TPG RE FINANCE TRUST HOLDCO, LLC, a Delaware limited liability company

By:	/s/ Matthew Coleman
Name: Matthew Coleman
Title: Vice President

[Signature Page to Amended and Restated Guaranty – TRT/MS]

BUYER:

MORGAN STANLEY BANK, N.A., a national banking association

By:	/s/ Anthony Preisano
Name: Anthony Preisano
Title: Authorized Signatory

[Signature Page to Amended and Restated Guaranty – TRT/MS]